Exhibit 23.1

Consent of Independent Auditor

The Board of Directors and Shareholders

SemGroup Corporation

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-210044) and Form S-8 (File Nos. 333-170968, 333-189905 and 333-214561) of SemGroup Corporation (the “Company”) of our report dated April 11, 2017 relating to our audit of the consolidated financial statements of Buffalo Parent Gulf Coast Terminals LLC as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, included in Exhibit 99.2 to the Company’s Current Report on Form 8-K/A dated August 31, 2017.

/s/ BDO USA, LLP

Houston, Texas

August 31, 2017